Exhibit 10.8

Summary of Executive Bonus Plan

The Executive Bonus Plan provides for an annual cash bonus based upon net income goals set in the beginning of the year. A target incentive compensation amount and a specific participation percentage for each executive officer were established by the Compensation Committee of the Board of Directors with reference to the officer’s area and scope of responsibility with the Company.

The cash bonus payable to executive officers under the Plan is calculated based on a formula. The formula provides that the cash bonus is calculated as a percentage of net income based on each officer’s specific participation percentage. In addition, the total cash bonus payable based on net income achieved is subject to a maximum amount not to exceed 3.5 times the target incentive compensation amount.

The Vice President of Worldwide Sales receives incentive compensation under the Company’s sales commission plan.